UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Tessera Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed

On May 6, 2013, Tessera Technologies, Inc. (the “Company”) issued the following press release.

Contacts:

Rick Neely

Chief Financial Officer

408-321-6756

Chuck Burgess

The Abernathy MacGregor Group

212-371-5999

TESSERA REAFFIRMS THE SUPERIORITY OF ITS INTELLECTUAL PROPERTY

BUSINESS MODEL

Open Letter to Stockholders Explains Why Starboard’s IP Plan Will Destroy Stockholder Value

SAN JOSE, Calif., May 6, 2013 — Tessera Technologies, Inc. (NASDAQ:TSRA) (“Tessera” or the “Company”) today issued a letter to stockholders in connection with the Company’s 2013 Annual Meeting scheduled on May 23, 2013. In the letter, Tessera explains the merits of its intellectual property (“IP”) business model. The Company provides a detailed rationale why the core elements of its IP strategy will generate a higher value for stockholders versus the flawed plan proposed by dissident stockholder Starboard Value LP (“Starboard”).

“It is clear there are two distinctly different strategies to choose from in monetizing IP, Tessera’s or Starboard’s,” said Richard S. Hill, interim CEO and executive chairman of Tessera Technologies, Inc. “Starboard’s strategy can best be analogized to cutting down the apple tree to harvest the apples. In the Tessera model, our engineers constantly enrich our patent portfolios. We harvest the apples while continuing to nourish the tree.”

The full text of the May 6 letter follows:

Dear Tessera Stockholders:

I write this letter to impress upon you the importance of your decision in the upcoming Annual Meeting of the Stockholders of Tessera Technologies, Inc. (“Tessera” or the “Company”) to the value of your investment. The newly reconstituted Board of Tessera and Starboard Value LP (“Starboard”) offer two distinctly different approaches to the business of monetizing intellectual property (“IP”). In this letter I would like to convince you that the current leadership team at Tessera is executing the right strategy to maximize the return on your investment in Tessera.

Tessera’s Stellar Track Record of Innovation

Tessera is a high technology company that was founded to deliver innovative semiconductor solutions that enable the connection and integration of microchips into microelectronic products. That core mission is more valuable today than at any time since the Company’s founding. In the industry it is well understood that semiconductor technology needs to double in performance every eighteen months, without increasing its cost, in order to keep pace with the demands of the market. This principle is known as “Moore’s Law.” Although this rate of progress has been achievable in the past by improvements within a single semiconductor chip, going forward it is only achievable by stacking the chips and interconnecting them. This is Tessera’s core business, and the Company has built, and continues to build, a series of enabling technologies to capture the growth associated with this fact.

I’d like to give you my view why I feel our Company is better positioned and has more potential value than ever before.

Success in the eco-systems of electronics is dependent upon the ability of engineers to continue to provide features to consumers in electronic products that are better, faster and cheaper than the ones they currently use.

For example, Tessera’s IP played a key role in transforming the brick-like mobile phones of the past into the slim, sleek phones you use today. Today we all marvel at the performance of the devices we use daily, but not a day goes by that we don’t note some dissatisfaction of what the device just won’t do. “My device is too bulky; this battery life stinks; it takes too long to download my data; I can’t see my screen in the sunlight; my phone is so heavy in my pocket; this notebook is too thick and heavy” – and a thousand more complaints, all waiting to be solved by engineers around the world.

Historically, many of these problems were solved by semiconductor companies whose innovations made transistors smaller and smaller. In 2013, that path has become too costly to travel, and the frontier of technology improvement has moved – from making transistors smaller and smaller, to interconnecting multiple chips into a single package, enabling higher performance.

Your company, Tessera, has built a core engineering competency which enables interconnections that are better, smaller, faster and cheaper than any other company in the world. Through both internally created and strategically acquired portfolios, our IP allows our customers to enhance both their time to market and the product performance that they deliver to the marketplace.

Tessera’s IP Business Model Treats Our Customers as Valued Partners and Helps Solve Their Problems

Tessera’s IP – patents, know-how, and trade secrets, all of which we continually develop – constitute a highly valuable and marketable asset that can be sold to product developers all over the world to enhance time to market and improve product performance. That is the business of Tessera. We help our customers by bringing tangible value to them. We are partners in technology with them.

Starboard’s Risky Patent Troll Approach Views Customers as Defendants

Starboard’s plan proposes a very different direction for Tessera’s business model that we strongly believe is not sustainable and will destroy stockholder value. Starboard is an investment management company that specializes in activist campaigns to gain board seats. Recently it has been targeting IP-rich companies like Tessera. Starboard believes Tessera should convert to a highly controversial business model known as “patent trolling.” According to the Congressional Research Service, this “business model focuses not on developing or commercializing technologies but on buying and asserting patents against companies that have already begun using them.” Starboard’s vision is to strip the engineering, marketing and sales from IP-rich companies, sign contracts with contingency fee-based legal bounty hunters, and assert patents against any unsuspecting companies, large or small, who might trespass on their property.

Many businesses hate patent trolls, and lawmakers are listening. Having heard testimony that “patent trolls are business terrorists” who threaten the national economy, Congress has put this model under a microscope by conducting multiple hearings on abusive patent troll litigation. Several Members of Congress have introduced anti-troll bills. Most recently, in introducing such a bill this week, Senator Charles Schumer from New York stated that “Patent trolls are bullying New York’s technology companies, stymieing innovation and dragging down growth.”

http://www.pcworld.com/article/2037005/senator-introduces-legislation-targeting-patent-trolls.html

Starboard’s strategy can best be analogized as cutting down the apple tree to harvest the apples. In essence, Starboard wants to operate a business that seeks out defendants rather than customers.

Starboard’s Generalizations Don’t Match the Facts

Starboard would have you believe that immediately cutting research and development (“R&D”) would greatly increase the value of your investment. This is simply untrue. Of the approximately $33 million we spent on GAAP R&D expenses in our IP segment in 2012, Starboard would have spent the same $20 million for litigation support and patent portfolio research and acquisition. That leaves approximately $13 million that Starboard would have “saved” by abandoning our ongoing development of 3D and xFD stacked chip technologies. The highly valuable IP related to those technologies is key to our current relicensing initiatives, as well as for next generation IP business. That $13 million investment is already bearing fruit – helping us secure license royalties for approximately $40 million in 2013 alone – essentially tripling our 2012 investment.

So it is clear there are two distinctly different strategies to choose from in monetizing the IP. In the Tessera model, our engineers constantly enrich our patent portfolios. We harvest the apples while continuing to nourish the tree. We are harvesting our IP through collaborative partnerships with our customers, where our expertise is a value-added service. We constantly refresh our understanding of the needs of our customers in order to know what IP to develop in the future.

Being a valued partner and resource to our customers has allowed us to generate over $1.7 billion in revenue since inception, with at least $130 million -$150 million in recurring revenues expected in 2014, out of an annual run rate of at least $180 million -$200 million for our IP business. Contrast that to patent troll Unwired Planet’s (“UPIP”) revenues of $35,000 in aggregate, for the five quarters between late 2011 to year-end 2012.

Starboard likes to continually confuse the performance of Tessera’s IP business with the poor performance of the Company’s DigitalOptics investment, which has been a drag on Tessera’s performance over the last two years. The Company has been forthcoming in admitting that the DigitalOptics investment mistakenly defocused from technology creation and focused instead on establishing a vertically integrated manufacturing capability. It was a mistake. That investment is being refocused back on the core competency of Tessera – technology development – and the Board that is now in place knows how to change course and maximize the return to the stockholders for this investment.

Let’s not confuse the real decision here in this proxy fight: It is not about fresh perspective or finding an independent Board: that has been done already. It is not about finding a skilled management team: that has been done, too. What it is about is what IP monetization business model do you want to invest in – Tessera’s or Starboard’s? They are distinctly different. The leadership team and all the employees know how Tessera’s model works. They believe in it and it is part of the Company mission and defines the culture: “Know and understand your customer’s needs and deliver world-class innovative IP to them to shorten their time to market and lower their costs.”

Starboard has chosen a different path to IP monetization. It can be stated simply. Buy companies with IP, strip the costs, move on from the felled tree to the next tree to get more IP and do it again. Starboard’s strategy has sidelights that include acquiring patent portfolios from large technology companies on a contingency basis and asserting them against defendants using contingency fee lawyers.

We believe this strategy will not maximize stockholder value, and many public facts indicate that the strategy is flawed. Starboard’s primary foray into this field is a case in point. In 2010, Starboard targeted an IP-rich high technology company named Openwave, now re-named Unwired Planet (NASDAQ: UPIP). Under the direction of Starboard’s Mr. Feld, who took over as Chairman in September 2011, UPIP has followed the Starboard playbook and been transformed into an engineer-free patent troll. Results? UPIP’s total revenue for five quarters, from late 2011 to late 2012, has plummeted to $35,000 in aggregate. That is not a typo - $35,000 – that’s thousands, not millions. Under Mr. Feld, UPIP has been able to acquire one patent portfolio, the Ericsson deal signed in January 2013, which has not yet generated revenue. But even that deal is worrisome as UPIP has established a potential $1 billion contingency payment to Ericsson if a change of control occurs at UPIP in the next three years, effectively an anti-stockholder “poison pill.”

Generating Greater Stockholder Return with Tessera’s Current IP Model

The numbers do not lie. Average operating margins for the companies with IP business models similar to Tessera’s are meaningfully higher as depicted in the chart below:

Technology IP Licensing	5-Year Average Operating Margin	Patent Trolls	5-Year Average Operating Margin
Tessera Technologies, Inc.	54%	RPX Corporation	26%
Dolby	44%	Acacia Research Corp	8%
InterDigital Inc	44%	Wi-Lan Inc.	(26%)
ARM Holdings	26%	Unwired Planet	(21431%)
MIPS Technologies	19%
CEVA Corp	17%
Imagination Technologies Grp	12%

Average	31%	Average	(5356%)

I strongly urge you to consider these two highly different business models carefully. The future of your investment depends on which IP monetization model Tessera will follow. We believe that Starboard’s model is a risky road to ruin that will destroy value for stockholders, while our model is the right platform to create superior sustainable value for our stockholders.

Just as one data point – if you had invested in both UPIP and Tessera at the time Starboard’s Mr. Feld became chairman of UPIP’s board, your investment in UPIP would have risen just five percent, while your investment in Tessera would have grown over 63 percent in the same time period! That’s a return with Tessera that is more than 12 times greater than a return with UPIP. And that’s a fact.

Make no mistake about it. Much of the rise in Tessera’s stock price is a direct result of the strategic direction of Tessera’s reconstituted Board and execution by the new management team, despite the fact that Mr. Feld may like to take sole credit for it.

As interim chief executive officer and executive chairman, I urge you to take an active role and vote your proxy on the Company’s GOLD card for our Tessera nominees. Thank you very much.

Sincerely,

Richard S. Hill

Interim Chief Executive Officer and Executive Chairman

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the Company’s strategic plans, market opportunities, financial targets and projections, value creation and stockholder returns. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company’s businesses; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company’s technologies and products; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2012, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. Our Intellectual Property segment, managed by Tessera Intellectual Property Corp., generates revenue from manufacturers and other implementers that use our technology. Our DigitalOptics business delivers innovation in imaging systems for smartphones. For more information call 1.408.321.6000 or visit www.tessera.com.

Tessera, the Tessera logo, DOC, the DOC logo, and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

TSRA-G